EXHIBIT 99.1

DAVIDsTEA Reports First Quarter Fiscal 2020 Financial Results

Financial and Operational Highlights:

➢	Sales decreased 27.3% to $32.2 million

➢	120.7% or $9.3 million increase in e-commerce and wholesale sales

➢	Adjusted operating loss[1] of $4.4 million compared to loss of $1.7 million

➢	Net cash position of $39.3 million as at May 2, 2020

➢	DAVIDsTEA’s online business at www.davidstea.com and sales in grocery stores and pharmacies across Canada continues solid growth

➢	18 stores across Canada expected to re-open before the end of August 2020

MONTREAL, July 31, 2020 - DAVIDsTEA Inc. (Nasdaq:DTEA) (DAVIDsTEA or “the Company”), a leading tea merchant in North America, announces its first quarter results for the period ended May 2, 2020. All dollar amounts are expressed in Canadian dollars.

“Our first quarter results reflect the closure of all our stores for about half of the quarter and the exceptional performance of our e-commerce and wholesale channels as our customers shifted their buying habits. Yesterday, we announced that our Canadian network will be comprised of 18 stores going forward for which we are finalizing terms and conditions with respective landlords. These stores will complement our focus on e-commerce and wholesale channels and position DAVIDsTEA as a leaner and more resilient company. We look forward to continuing to offer an unrivalled selection of health and wellness teas, and virtual access to our tea experts, as we transition our business to focus primarily on being an online retailer and wholesaler of high-quality tea, adapting to evolving consumer expectations,” stated Herschel Segal, Founder, Chairman and Interim CEO of DAVIDsTEA.

“With first quarter sales growth of over 120% year-over-year, we are extremely pleased that our loyal tea-loving customers have shifted to buying our teas online, and in supermarkets and drugstores. The strong performance of these sales channels provided us with the confidence that we are on the right path for the future. We are moving forward with our business plan at an accelerated pace and our sales channels are now well balanced to fully leverage the DAVIDsTEA beloved brand across North America and return to profitability,” said Frank Zitella, COO and CFO.

Mr. Segal added: “I sincerely regret the impact of closing stores and restructuring of our business will have on some of our exceptional and passionate employees. This has been an incredibly difficult decision to take, but a necessary one to ensure the long-term viability of DAVIDsTEA. I would like to sincerely thank our impacted employees for their contributions and for their passion for our brand through the years.”

Operating Results for the First Quarter of Fiscal 2020 Compared to the First Quarter of Fiscal 2019

Sales. Sales for the three months ended May 2, 2020 decreased 27.3%, or $12.1 million, to $32.2 million from $44.3 million in the prior year quarter. On March 17, 2020, we shuttered all of our stores resulting in a decline in retail sales and a migration to our online and wholesale channels. Sales from our e-commerce and wholesale channels increased $9.3 million or 120.7% to $17.0 million, resulting primarily from the closure of our stores along with naturally occurring organic growth in these channels. The decline in retail sales of $21.5 million resulted from the temporary closure of all of our stores during the period March 17, 2020 to May 2, 2020. In the quarter ended May 2, 2020, e-commerce and wholesale sales represented 52.9% of total sales as opposed to 17.5% in the prior year quarter.

Gross Profit. Gross profit of $14.7 million for the three months ended May 2, 2020 decreased by $11.7 million or 44.3% from the prior year quarter due primarily to a decline in sales during the period. Gross profit as a percentage of sales declined to 45.6% for the three-month period ended May 2, 2020 from 59.5% in the prior year quarter. Gross profit was also impacted by the significant increase in e-commerce sales during the period ended May 2, 2020 and resulted in an increase of $2.1 million in delivery and distribution costs and the shift from loose-leaf tea sold in our retail stores to pre-packed tea assortment sold in our e-commerce and wholesale channels. Further impacting our margins in the quarter was an increase in inventory obsolescence of $0.6 million reflecting spring merchandise stranded in our closed retail stores.

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Selling, General and Administration Expenses. Selling, general and administration expenses (“SG&A”) increased by $31.0 million or 110.6%, to $59.0 million in the three months ended May 2, 2020 from the prior year quarter. Excluding the impact of the impairment of property, equipment and right-of-use assets for the three-month period ended May 2, 2020 which amounted to $40.0 million, Adjusted SG&A decreased by $8.1 million for the three months ended May 2, 2020. This is explained by the temporary closure of our stores effective March 17, 2020 and the corresponding impact on wages, salaries and employee benefits amounting to $6.8 million and a $1.0 million reduction in amortization expense due to a lower right-of-use asset value at the beginning of the period. As a percentage of sales, Adjusted SG&A decreased to 59.2% from 63.3% due to lower selling expenses resulting from the temporary closure of our stores effective March 17, 2020.

Results from Operating Activities. Loss from operating activities was $44.4 million as compared to a loss of $1.7 million in the prior year quarter. Excluding the impact of the impairment of property and equipment and right-of-use assets for the three month period ended May 2, 2020 amounting to $40.0 million, Adjusted results from operating activities was a loss of $4.4 million compared to a loss of $1.7 million in the prior year quarter, a difference of $2.7 million. The decrease is explained by the reduction of gross profit of $11.7 million partially offset by a reduction in wages, salaries and employee benefits amounting to $6.8 million and $1.0 million reduction in amortization expense due to a lower right-of-use asset value at the beginning of the period, as previously noted.

Finance Costs. Finance costs amounted to $1.7 million in the three months ended May 2, 2020, an increase of $0.1 million from the prior year quarter. The interest expense relates to lease liabilities and has increased slightly from prior year quarter.

Finance Income. Finance income of $0.2 million is derived mainly from interest on cash on hand and has increased slightly from prior year quarter.

EBITDA. EBITDA, which excludes non-cash and other items in the current and prior periods, was negative $40.4 million in the quarter ended May 2, 2020 compared to $3.1 million in the prior year quarter, representing a decrease of $43.5 million over the prior year quarter. Adjusted EBITDA for the quarter ended May 2, 2020, which excludes the impact of stock-based compensation expense and the impairment of property and equipment and right-of-use assets, amounted to negative $0.1 million compared to $3.3 million in the prior year quarter. The decline in Adjusted EBITDA is an outcome of the decline in sales and gross profit that was partially offset by a reduction in SG&A.

Net Loss. Net loss was $45.8 million in the quarter ended May 2, 2020 compared to a net loss of $3.3 million in the prior year quarter. Adjusted net loss, which excludes the impact from the impairment of property and equipment and right-of-use assets was $5.8 million compared to $3.3 million in the prior year quarter.

Fully diluted loss per common share. Fully diluted loss per common share was negative $1.76 compared to negative $0.13 in the first quarter of Fiscal 2019. Adjusted fully diluted loss per common share, which is adjusted net loss on a fully diluted weighted average shares outstanding basis, was negative $0.22 per share compared to negative $0.13 per share.

Liquidity and Capital Resources

As at May 2, 2020 we had $39.3 million of cash primarily held by major Canadian financial institutions. Total current assets less the sum of Trade and other payables and Deferred revenue was $48.3 million and $52.9 million, for the periods ended May 2, 2020 and February 1, 2020, respectively.

Our primary source of liquidity is cash on hand. Our primary cash needs are to finance working capital and capital expenditures in connection with enhancing the functions and features of our online store. Our working capital requirements are for the purchase of inventory and payment of payroll, rent and other operating costs. Furthermore, in light of implementing the Restructuring Plan, the Company expects to use cash on hand to pay for professional fees and dividend resulting from the plan of arrangement that will be presented to creditors.

Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. We funded our capital expenditures and working capital requirements from cash on hand and net cash provided by our operating activities.

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Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three months ended
	May 2,	May 4,
	2020	2019

Sales	$32,242	$44,265
Cost of sales	17,569	17,929
Gross profit	14,673	26,336
SG&A expenses	59,034	28,020
Operating loss	(44,361)	(1,684)
Finance costs	1,667	1,827
Finance income	(240)	(191)
Net loss	$(45,788)	$(3,320)

EBITDA[1]	$(40,367)	$3,142
Adjusted SG&A1	19,074	28,020
Adjusted operating loss [1]	(4,401)	(1,684)
Adjusted EBITDA[1]	(94)	3,269
Adjusted net loss [1]	$(5,828)	$(3,320)

Basic and fully diluted loss per common share	$(1.76)	$(0.13)
Adjusted basic loss per common share[1]	$(0.22)	$(0.13)

Gross profit as a percentage of sales	45.5%	59.5%
SG&A as a percentage of sales	183.1%	63.3%
Adjusted SG&A as a percentage of sales[1]	59.2%	63.3%

Cash (used in) provided by operating activities	$(4,056)	$360
Cash used in financing activities	(4,376)	(5,823)
Cash provided by (used in) investing activities	1,437	(1,120)
Decrease in cash during the period	(8,528)	(6,583)
Cash, end of period	$39,343	$35,491

	May 2,	February 1,
As at	2020	2020
Cash	$39,343	$46,338
Inventories	23,450	22,363
Accounts receivable	4,371	6,062
Trade and other payables	$18,000	$20,794

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1 Please refer to “Use of Non-IFRS financial measures” in this press release.

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Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted operating loss, 3) Adjusted selling, general and administration expenses, 4) Adjusted net loss, 5) Adjusted fully diluted loss per share and 6) Adjusted selling, general and administration expenses as a percentage of sales. These non-IFRS financial measures are not defined by and in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in the Management’s Discussion and Analysis section of our Form 10-Q for a reconciliation to IFRS financial measures.

Note

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our Restructuring Plan, the COVID-19 pandemic, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, the closing of certain of our retail stores, future lease liabilities, our results of operations, financial condition, liquidity and prospects, the impact of the COVID-19 pandemic on the global macroeconomic environment, and our ability to avoid the delisting of the Company’s common stock by Nasdaq due to the restructuring or our inability to maintain compliance with Nasdaq listing requirements.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended February 1, 2020, and in our Form 10-Q for the three-month period ended May, 2, 2020 filed with the United States Securities and Exchange Commission and with the Autorité des marchés financiers.

About DAVIDsTEA

DAVIDsTEA is a leading branded retailer and growing mass wholesaler of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories on our e-commerce platform at www.davidstea.com and through 18 Company-owned and operated retail stores in Canada. A selection of DAVIDsTEA products is also available in more than 2,500 grocery stores and pharmacies across Canada. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
MaisonBrison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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